Exhibit 99.1

Hexcel to Supply Carbon Fiber Composites for Airbus A350 XWB Primary Structures

Contract Valued at $4 - $5 Billion over its term

STAMFORD, Conn.--(BUSINESS WIRE)--Hexcel Corporation (NYSE: HXL) today announced that it has been awarded a contract to supply carbon fiber composite materials for major primary structures of the Airbus long-range wide-body A350 XWB aircraft. The award covers the entire family of A350 XWB aircraft through 2025. In the coming months, as the A350 XWB design is finalized, Hexcel and Airbus have agreed to complete the final specification and qualification of Hexcel’s materials for the selected primary structures. Hexcel expects the award to generate revenues of $4-5 billion over the life of the contract. In addition to the award for primary structures, Hexcel is offering other composite products for consideration for use in secondary structures and interiors, such as fabrics, resins, prepregs, adhesives, honeycombs and HexMC® molded parts for the A350 which could be a source of significant additional revenues associated with the program.

Mr. David E. Berges, Hexcel’s Chairman and Chief Executive Officer said, “This achievement is the result of years of innovation, technical and operational developments and breakthroughs thanks to the hard work by many dedicated employees at both companies. As a composites industry leader, Hexcel believes that it offers the right mix of materials science, product portfolio and other creative solutions to meet a broad range of our customers’ needs, particularly in aerospace and wind energy. We are extremely proud that we have been awarded this contract and look forward to supporting the success of the A350 program.”

Under the A350 XWB award, Hexcel will principally supply a HexPly® toughened epoxy prepreg made with Hexcel’s HexTow® intermediate modulus carbon fiber. Hexcel expects to make significant capital expenditures for capacity expansions as the A350 ramps up to its anticipated build rate. The exact timing and the size of these expansions will be determined by the build rate forecasts by Airbus and its suppliers. The materials and their components will be manufactured at Hexcel facilities in the U.S., France, Spain, Germany and the United Kingdom.

Certain statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the estimated level of Hexcel’s sales for the A350 XWB involves a number of risks, uncertainties and other factors that could cause actual results to differ materially from estimates, among which are the actual requirements of Airbus for Hexcel’s products for the A350 XWB based on its final design, and the ability of Hexcel materials to be qualified to the specification and the aircraft to be certified. Other risks such as interruption or cancellation of the A350 XWB program; disruption in the supply chain, changes to the design requirements leading to use of materials not supplied by Hexcel could lead to materially different results for Hexcel. For a description of other factors see Hexcel’s filings with the Securities and Exchange Commission. Hexcel undertakes no obligation to update forward-looking statements.

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

CONTACT:
Hexcel Corporation
Financial:
Wayne Pensky, 203-352-6839
wayne.pensky@hexcel.com
or
Media:
Michael W. Bacal, 203-352-6826
michael.bacal@hexcel.com